Exhibit 99.1

FOR IMMEDIATE RELEASE

IES Holdings Acquires Edmonson Electric to Expand Florida Presence

HOUSTON – May 18, 2021 – IES Holdings, Inc. (“IES”) (NASDAQ: IESC) announced today that it has acquired an 80% ownership interest in Edmonson Electric, LLC (“Edmonson”), a Land O’ Lakes, FL-based provider of residential electric, low voltage, and heating, ventilation and air conditioning (HVAC) installation services. Kevin Edmonson, Edmonson’s President, and Michele Eleyet, Vice President of Edmonson, will together retain the remaining 20% ownership interest. Edmonson, with trailing 12-month revenue through March 2021 of approximately $107 million, has locations in several Florida markets, including Tampa, Orlando and Ft. Myers. Edmonson will become part of IES’s Residential segment and continue to operate under the Edmonson name.

Jeff Gendell, Chairman and Chief Executive Officer, said, “The acquisition of Edmonson strengthens our presence in the attractive Florida market, while adding a strong management team with a demonstrated track record of growth. Edmonson’s electrical capabilities further build upon on our recent acquisition of Florida-based Bayonet Plumbing, Heating and Air-Conditioning, LLC, expanding our customer offerings in the Florida market to include three complementary trades in electrical, HVAC and plumbing. We remain confident in our outlook for the residential market and are especially optimistic about the growth prospects of Texas and Florida, which are now our two largest residential markets.”

Dwayne Collier, President of IES Residential, added, “We are pleased to welcome Kevin, Michele and Edmonson’s over 500 dedicated team members to IES. Edmonson’s shared core values, long-standing customer relationships, and focus on quality and execution make for a great partnership.”

Kevin Edmonson added, “After more than 40 years as a family-owned business, we are thrilled to become part of the IES family and continue to serve our customers through the Edmonson brand. In joining IES we are able to not only continue as owners and managers, but have also found a partner that can provide the capital and expertise to support our growth and expansion into new geographies.”

About IES Holdings, Inc.

IES is a holding company that owns and manages operating subsidiaries that design and install integrated electrical and technology systems and provide infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 5,000 employees serve clients across the United States. For more information about IES, please visit www.ies-co.com.

About IES Residential

IES’s Residential segment provides electrical, plumbing and HVAC installation services for single-family housing and multi-family apartment complexes. For more information about IES Residential, please visit www.iesresidential.com.

About Edmonson Electric, LLC

Edmonson, established in 1978, is a provider of residential electric, low voltage and HVAC installation services, with operations in several markets in Florida. For more information about Edmonson, please visit www.edmonsonelectric.com.

Company Contact:
Will Albright
Vice President of Corporate Development and Finance
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Ross Collins
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "seek," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future epidemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, construction delays, reduced demand for our services, or our ability to collect from our customers; the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company's annual report on Form 10-K for the year ended September 30, 2020 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

3